Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Group President
July 29, 2010
Thank you Antonio and good morning everyone.
Our Construction Products Group had a good quarter. This is in large part due to the performance of our highway products business, which now includes the recently acquired Energy Absorption Systems. We are continuing to make positive progress on the integration.
On the concrete and aggregate side, we saw little improvement in demand during the second quarter. Both the home building and commercial markets continue to be weak. Highway-related projects filled some of the gap in our construction materials business, but not enough to completely offset the declines in general construction.
Moving to the Inland Barge Group.... In the second quarter, our Tennessee barge plant suffered a significant flood. As a result, we incurred $3.4 million in related costs not covered by our insurance policies. We estimate that we will incur approximately $1.0 million in costs during the third quarter. We expect to be back to normal operations by the fourth quarter. The recovery and rebuilding efforts by our employees has been nothing short of heroic. During the 2nd quarter, we received orders for approximately $87 million, which keeps our barge backlog relatively consistent. I am pleased with our performance in this challenging economic climate.
And now I turn the presentation back to James.